UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 8-K
______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2010 (December 15, 2010)

FORWARD AIR CORPORATION
(Exact name of registrant as specified in its charter)

Tennessee	000-22490	62-1120025
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

430 Airport Road Greeneville, Tennessee	37745
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (423) 636-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5.  CORPORATE GOVERNANCE AND MANAGEMENT.

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2010, Forward Air Corporation (the “Company”) entered into the third amendment to its employment agreement (the “Amendment”) with Bruce A. Campbell.  The Amendment sets Mr. Campbell’s annual base salary at not less than $500,000 subject to adjustment annually in the discretion of the Compensation Committee of the Company’s board.  The Amendment also authorizes payment of Mr. Campbell’s annual cash incentive award, in one or more installments, on or after December 1st of the measurement year but no later than March 15th of the following year.  The annual cash incentive award will be calculated in accordance with Mr. Campbell’s employment agreement.

In addition, the Company authorized the payment of annual incentive awards for fiscal 2010 performance to eligible participants under a two-step process, with ninety percent of the projected annual cash incentive award to be paid on or before December 31, 2010, with the balance, if any, to be paid in the first quarter of 2011.  The amount of the payment made on or before December 31, 2010 will be determined based on the Company’s projected income from operations for fiscal year 2010.  The annual cash incentive award will be calculated in accordance with the annual performance plan that was adopted by the Compensation Committee in February 2010.

The Company also entered into written recoupment agreements with the employees receiving a portion of their annual incentive award payments on or before December 31, 2010. The written recoupment agreements allow the Company to recoup any monies that are later proved not to be owing under the Company’s 2010 annual incentive performance plan. To facilitate any such repayment, the Company will be entitled to offset any other compensation payable from the Company until the overpayment has been recouped in full.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORWARD AIR CORPORATION
Date: December 17, 2010	By:	/s/ Rodney L. Bell
Rodney L. Bell Senior Vice President, Chief Financial Officer and Treasurer